Exhibit 10.3

UNITED RENTALS, INC.
RESTRICTED STOCK UNIT DEFERRAL PLAN
(as amended and restated effective December 16, 2008)

Preamble

                    This United Rentals, Inc. Restricted Stock Unit Deferral Plan (the “Plan”) is an unfunded deferred compensation arrangement designed to attract and retain a select group of employees of United Rentals, Inc. (the “Company”). The Plan originally was adopted in 2004 and was amended and restated in December 2008 to comply with the provisions of section 409A of the Internal Revenue Code of 1986, as amended.

                    The Company maintains the United Rentals, Inc. 2001 Senior Stock Plan which allows for the grant of restricted stock unit awards (“Awards”) to officers and directors of the Company. The purpose of this Plan is to enable personnel who receive such Awards to elect to defer receipt of the voting common stock of the Company (the “Company Stock”) payable upon the vesting and settlement of such Award.

1.   Definitions

                    1.1   “Award Proceeds” means the cash or Company Stock distributed upon the vesting of an Award.

                    1.2   The “Credit Date” for any deferred Award Proceeds shall mean the date, determined by the Company, within five(5) business days following the vesting date for an Award with respect to which the Award Proceeds have been deferred hereunder on which the Company shall credit such deferred amounts to a Subaccount pursuant to Section 3 herein.

                    1.3   “Deferral Election Form” shall mean a written notice to be completed by a potential Participant and delivered to the Company indicating a desire to defer all or a portion of such potential Participant’s Award Proceeds for an Award and setting forth the information described in subsection 2.3 herein (a form of which is attached hereto as Exhibit A).

                    1.4   “Deferral Period” shall mean the period commencing on the applicable vesting date for any particular Award, delineated in full one-year increments not longer than ten (10) years, with respect to which a Participant has chosen to defer any portion of his or her Award Proceeds.

                    1.5   “Deferred Stock Units” shall mean the stock units into which the deferred amounts credited to a Subaccount are delineated pursuant to Section 4 herein.

                    1.6   The “Distribution Date,” with respect to any Participant’s deferred Award Proceeds for any Award, shall mean the date determined by the Company, in its sole discretion, that is within five (5) business days following the end of the Deferral Period chosen by such Participant pursuant to subsections 2.2 and 2.3 hereof.

                    1.7   “Fair Market Value” of the Company Stock with respect to any date shall mean the average of the high and low sale prices of one share of Company Stock as reported on the principal national securities exchange on which the Company Stock is listed and traded or the NASDAQ Stock Market on the date of determination, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported. If the Company Stock is not listed on an exchange or quoted on the NASDAQ Stock Market, or representative quotes are not otherwise available, the “Fair Market Value” of the Company Stock shall mean the amount determined by the Board of Directors of the Company to be the fair market value based upon a good faith attempt to value the Company Stock accurately.

                    1.8   A “Participant” shall mean an Award recipient (i) who is a member of a select group of management or highly compensated employees of the Company for the Performance Period, (ii) who is designated by the Company as being eligible to make a deferral election hereunder with respect to such Award, and (iii) who has made a voluntary election hereunder to defer all or part of his or her Award Proceeds for such Award.

                    1.9   A “Subaccount” shall mean a deferral subaccount for a Participant established by the Company under subsection 3.1 hereof.

                    1.10   A “Terminating Event” shall mean an event described in section 6 hereof. 1.13. A “Termination Date” shall mean the date of any Terminating Event.

2.   Voluntary Deferral

                    2.1   As part of the Award agreement, the Company shall inform each potential Participant that he or she may elect to defer receipt of all or part of the Award Proceeds which may become payable for any such Award by an election made pursuant to this Plan and the maximum percentage of such Award Proceeds that may be voluntarily deferred hereunder.

                    2.2   Subject to the maximum percentage established by the Company under subsection 2.1 herein, a potential Participant may elect to defer all or any part of his or her Award Proceeds for a particular Award. An election to defer receipt of all or part of the Award Proceeds for a particular Award shall be made by completing and delivering a Deferral Election Form to the Company on a date that is both (i) within thirty (30) days following the date the Award is granted and (ii) at least one year prior to the vesting date with respect to such Award Proceeds. A Participant’s deferred Award Proceeds shall be automatically deferred and credited to a Subaccount on the Credit Date following the vesting date with respect to such Award Proceeds.

                    2.3    Each notice of deferral made pursuant to subsection 2.2 hereof shall state (a) the percentage of the Award Proceeds (subject to the maximum percentage established by the Company for each Participant for such Award) for such Award which a Participant elects to defer into a Subaccount established in the name of such Participant, (b) the length of the Deferral Period after which such deferred amount is to be distributed, and (c) if desired, the name of one or more beneficiaries to whom the deferred amounts are to be distributed upon the Participant’s death.

                    2.4   Any portion of the Award Proceeds that is voluntarily deferred pursuant to this Section 2 shall be distributed in a lump sum distribution on the respective Distribution Date, unless distributed earlier on account of a Terminating Event.

                    2.5   Each notice of deferral made pursuant to subsection 2.2 hereof shall be irrevocable and, with respect to the portion of any Award Proceeds which a Participant elects to defer, the Participant shall have no right to distribution thereof otherwise than on account of a Distribution Date or a Terminating Event.

                    2.6   Notwithstanding anything herein to the contrary, upon application by a Participant, the Company may, in its sole discretion, allow for a re-deferral election upon such terms and conditions that it deems appropriate.

3.   Establishment of Subaccounts

                    3.1   Immediately after a Participant elects to defer Award Proceeds, the Company shall establish, for bookkeeping purposes only, a separate Subaccount for each Participant. A Participant’s deferred Award Proceeds attributable to each Award, minus any amount required to be withheld pursuant to Section 3121(v) of the Internal Revenue Code of 1986, as amended from time to time (“Section 3121(v)”), shall be provisionally credited to the appropriate Subaccount on the Credit Date following the applicable vesting date. Deferred amounts shall be delineated in the form of Deferred Stock Units, with each Deferred Stock Unit having a value equal to the Fair Market Value of one share of Company Stock as of the Credit Date. At the time of such provisional crediting, the Company shall subtract from the amount to be credited the appropriate amount to be withheld for purposes of Section 3121(v) and shall remit an amount equal to such withholding amount to the appropriate taxing authorities in satisfaction of the requirements of Section 3121(v).

4.   Investment of Deferred Amounts

                    4.1   Any part of the Award Proceeds which a Participant elects to defer, as provided in Section 2 hereof, and which is provisionally credited to a Subaccount established in the name of such Participant, shall be deemed invested in Company Stock and delineated in Deferred Stock Units. Each Deferred Stock Unit shall appreciate or depreciate in value from the Credit Date through the Distribution Date or earlier Termination Date in the same manner and at the same rate as one share of Company Stock. To the extent that dividends are paid on shares of Company Stock, each Deferred Stock Unit shall accrue dividend equivalents having equal value to the value of the dividends paid on one share of Company Stock. Such dividend equivalents shall be credited to each Participant’s Subaccount on the regular dividend payment date for the Company Stock and delineated in full or partial Deferred Stock Units.

5.   Payment of Deferred Amounts

                    5.1   The Deferred Stock Units shall be paid out in a lump sum to the respective Participants, or their chosen beneficiaries (or estate if no beneficiaries are chosen or if no such chosen beneficiaries survive the Participant) in the event of death, (i) on the respective Distribution Date or (ii) following a Termination Date as stipulated in Section 6 below.

                    5.2   Deferred Stock Units will be distributed in shares of Company Stock on a one to one ratio. Any deferred amount distributed hereunder is compensation income to the respective Participant and is subject to applicable tax withholding. The Company may deduct from any distribution hereunder an amount up to the minimum amount necessary to satisfy all federal, state and local taxes as required by law to be withheld with respect to such distribution. In addition or in the alternative, the Company may require a Participant to pay to the Company an amount up to the minimum amount necessary for the Company to satisfy all federal, state and local taxes as required by law to be withheld and in such event the Company may condition distribution on payment of such withholding amount and postpone distribution of the deferred amounts until such withholding amounts are paid to the Company by the Participant. Partial Deferred Stock Units, whether created through the crediting of dividend equivalents or as a result of tax withholding, shall be distributed in cash having a value equal to the value of the partial Deferred Stock Unit based on the Fair Market Value of the Company Stock on the date of distribution.

6.   Termination

                    6.1   Following the Termination Date with respect to a Terminating Event, the corresponding amounts attributable to Deferred Stock Units credited to Participants’ Subaccounts established hereunder shall be distributed to Participants or their beneficiaries, as the case may be, as set forth below.

                    6.2   The termination and liquidation of the Plan shall be a Terminating Event with respect to all Subaccounts. In such an event, amounts attributable to Deferred Stock Units credited to all Subaccounts shall be distributed to Participants at such time as shall be determined by the Administrator pursuant to Treasury Regulation section 1.409A-3(j)(4)(ix).

                    6.3   The following events shall constitute Terminating Events with respect to each individual Subaccount maintained in the name of a Participant:

(a)	the death of the Participant;

(b)	the Participant’s separation from service with the Company, as such term is defined in the Treasury Regulations issued under Section 409A of the Code; or

(c)

the presentation by any Participant to the Board of Directors of the Company of satisfactory evidence of a final determination by a court of competent jurisdiction from which no appeal is or can be taken, or, in the event that no litigation is pursued, the final determination by the United States Internal Revenue Service, or analogous taxing authority of another jurisdiction, that all or a portion of such Subaccount is currently taxable or taxable in any prior year to the Participant, or a change in the tax laws of the United States, or any other applicable jurisdiction, having the same effect (but only the amount necessary to cover any such taxes, penalties and/or interest due to the applicable taxing authority shall be distributed).

7.   Right to Deferral Account

                    7.1   No Participant shall have any property interest whatsoever in any Subaccount. Nothing contained herein and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between any Participant and the Company. Any amounts which may be set aside by the Company for the purpose of satisfying the Company’s obligations hereunder shall continue for all purposes to be a part of the general assets of the Company and subject to the claims of its general creditors, and no person other than the Company shall have, by virtue of the provisions of this Plan, any interest in such amounts. To the extent that a Participant acquires a right to receive a distribution of Deferred Stock Units, such right shall create no right of action by the Participant against the Company greater than the right of any unsecured general creditor of the Company.

                    7.2   Notwithstanding any provision to the contrary contained herein, no provision in this Plan shall create or be construed to create any claim, right or cause of action against the Company arising from any diminution in the value of any of the Subaccounts in connection with the deemed investment of such Subaccount in accordance with Section 4 hereof. The liability of the Company under this Plan shall be limited to the value of each of the Subaccounts as computed in accordance with Section 4 hereof.

8.   Prohibition of Transfer and Assignment

                    8.1   The right of a Participant or any other person to any payment under this Plan shall not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution, and any attempted assignment or transfer shall be null and void.

9.   Authority to Construe Plan; Claims Procedures

                    9.1   Administration. The Compensation Committee of the Board of Directors of the Company shall act as the Plan administrator and shall have full power and authority to interpret, construe, administer and make determinations under the Plan (the “Administrator”), and the Administrator’s interpretations and construction thereof, and actions thereunder, including any determination of the amount of any deferred Award Proceeds shall be binding and conclusive on all persons for all purposes. Neither the Administrator, the Company, nor any officer or employee thereof shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his or its own willful violation of the terms of the Plan. The Administrator, and any employee or officer thereof, shall be indemnified by the Company for any liabilities costs and expenses (including without limitation reasonable attorneys’ fees) incurred by him or her as a result of actions taken, or not taken, in good faith and without gross negligence or willful misconduct in connection with the administration of the Plan.

                    9.2   Claim. A Participant or his beneficiary or authorized representative (each one being hereinafter referred to as a “Claimant”) who expects a benefit under the Plan which he has not received may file a formal claim for benefits under the Plan with the Administrator. The Administrator shall review the claim and render a determination relating to the claim based on this Plan document (including the Administrator’s power and authority to interpret and construe the Plan and to make rules relating to the administration of the Plan) and consistent with prior determinations rendered with respect to similarly situated claims. The Administrator shall notify the Claimant within 90 days of the receipt of the claim of the Administrator’s determination relating to the claim, unless the Administrator determines that special circumstances require an extension of time for processing a claim, in which case the Administrator shall notify the Claimant of the extension within 90 days of receipt of the claim, specifying the special circumstances requiring an extension and the date by which it expects to render a determination on the claim, which determination must be rendered and notice given to the Claimant no later than the 180th day following the receipt of the claim. If an extension is required because the Claimant failed to submit the information necessary to decide a claim, the time period for making a benefit determination set forth in the prior sentence shall be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information. The determination notice shall be in writing, sent by regular mail to the address specified by the Claimant or if none is specified to the Claimant’s last known address, and must contain the following information:

(a)	The specific reasons for a determination adverse to the Claimant, if applicable;

(b)	The specific reference to the pertinent Plan provision(s) on which the determination is based;

(c)	If applicable, a description of any additional information or material necessary to perfect the claim, and an explanation of why such information or material is necessary; and

(d)

An explanation of the claims review procedure and the time limitations of the review procedure applicable thereto, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an appeal of any adverse benefit determination, if applicable.

For purposes of the claims procedures in this Section 9, claims, notifications and determinations shall be deemed to be received when actually received and parties shall be deemed to be notified and a notification shall be deemed to be sent or submitted on the date that such notification is postmarked or actually delivered by courier if not mailed.

                    9.3   Appeal Procedure. A Claimant is entitled to request an appeal of any adverse determination of his claim by the Administrator. The request for appeal must be submitted in writing within 60 days of the receipt by the Claimant of the notification of an adverse claim determination. Absent a request for appeal within the 60-day period, the determination of the Administrator regarding the claim will be deemed to be final and conclusive. During the appeal process, the Claimant shall have a reasonable opportunity to submit written confluents, documents, records and other information relating to the claim and shall be entitled, free of charge, to reasonable access to and copies of all documents, records and other information relevant to the claim. The Administrator shall review the appeal of the initial claim determination (including all comments, documents, records and other information submitted by the Claimant, regardless of whether such information was submitted with the original claim) and render a final determination.

                    9.4   Final Determination. Within 60 days following receipt by the Administrator of the Claimant’s request for appeal, the Administrator shall render a final determination relating to the claim, unless the Administrator determines that special circumstances (such as the need to hold a hearing) require an extension of time for processing the appeal, in which case the Administrator shall notify the Claimant of such extension within 60 days following receipt by the Administrator of the request for appeal, specifying the special circumstances requiring an extension and the date by which it expects to render a final determination on the appeal, which determination must be rendered and notice given to the Claimant no later than the 120th day following the receipt by the Administrator of the request for appeal. If an extension is required because the Claimant failed to submit the information necessary to decide a claim, the time period for making a benefit determination set forth in the prior sentence shall be tolled from the date on which the extension notification is sent to the Claimant until the date on which the Claimant responds to the request for additional information. The final determination shall be made in writing to the Claimant. The final determination shall (i) recite the specific reasons for a determination adverse to the Claimant, if applicable, with specific reference to the pertinent Plan provision(s) on which the determination is based, (ii) state that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim and (iii) state that the Claimant has a right to bring an action under Section 502(a) of ERISA, if applicable.

10.   General Provisions

                    10.1   This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and any Participant, his heirs, executors, administrators and legal representatives.

                    10.2   This Plan is intended to comply with all applicable provisions of Section 409A of the Code and all regulations, guidance, and other interpretative authority issued thereunder (collectively, “Section 409A”), and this Agreement shall be construed and administered in accordance with such intent.If you are a “specified employee” within the meaning of the Section 409A at the time of your “separation from service” within the meaning of Section 409A, then any payment otherwise required to be made to you hereunder on account of your separation from service, to the extent such payment (after taking in to account all exclusions applicable to such payment under Section 409A) is properly treated as deferred compensation subject to Section 409A, shall not be made until the first business day after (i) the expiration of six months from the date of your separation from service, or (ii) if earlier, the date of your death.

                    10.3   This Plan does not create an employment relationship between the Company and any Participant, and does not create in any Participant any right or obligation to continue to provide services to the Company for any length of time, and does not create in or on the part of any Participant or the Company any rights except those set forth herein.

                    10.4   The Company may terminate or amend this Plan in whole or in part at any time. Specifically, this Plan, as it relates to amounts previously deferred hereunder and to future deferrals, (i) may be amended by the Company at any time (without the consent of Participants) to take advantage of any tax deferral methods or strategies allowed by or liberalized by, and (ii) shall be amended (without the consent of Participants) to eliminate or amend any provision of this Plan that is proscribed by, in either case, any legislative changes relating to or regulatory, administrative or judicial action interpreting the law governing non-qualified deferred compensation for deferral arrangements similar to this Plan enacted, promulgated or decided following the execution of this Plan.

                    10.5   Illegality of any provision hereunder shall not affect enforceability of any other provision hereunder.

                    10.6   This Plan shall be construed in accordance with and governed by the laws of the State of Connecticut without reference to the conflict of laws provisions thereof.

                    10.7   Any controversy, claim or dispute arising out of or relating in any way, directly or indirectly, to the Plan, including the amount due any Participant hereunder, or the terms of the payment thereof, shall be finally resolved by arbitration in Fairfield County, Connecticut in accordance with the rules of the American Arbitration Association then in effect relating to commercial arbitration.